041 Putnam Global Income Trust, October 31, 2015, Annual Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					5,327
Class B		  		 	  166
Class C		    		  	  656
Class M		     	  	          292

72DD2

Class R		     	   	          169
Class R5			            1
Class R6			          165
Class Y		    		  	2,939

73A1

Class A				  	0.384
Class B				  	0.293
Class C	      		  	        0.294
Class M	      		  	        0.353

73A2

Class R		 		  	0.353
Class R5				0.420
Class R6				0.427
Class Y				  	0.415

74U1

Class A			    	       13,452
Class B				  	  510
Class C					2,034
Class M					  796

74U2

Class R				  	  535
Class R5				    3
Class R6				  453
Class Y					6,021

74V1

Class A					11.93
Class B					11.87
Class C					11.88
Class M					11.81

74V2

Class R					11.91
Class R5				11.94
Class R6				11.93
Class Y					11.93

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.